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                                                                    Exhibit 99.1

 [GRAPHIC OMITTED]
      OCWEN

                                              Ocwen Financial Corporation(R)
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FOR IMMEDIATE RELEASE              FOR FURTHER INFORMATION CONTACT:
                                    Robert J. Leist, Jr.
                                    Vice President & Chief Accounting Officer
                                    T: (561) 682-7958
                                    E: rleist@ocwen.com


                      OCWEN FINANCIAL CORPORATION ANNOUNCES
               REPURCHASE OF 4,850,000 SHARES OF COMMON STOCK AND
                 EXERCISE OF OPTION TO PURCHASE ADDITIONAL NOTES

West Palm Beach, FL - (July 27, 2004) Ocwen Financial Corporation (NYSE:OCN) announced today that it had entered into privately negotiated transactions to repurchase 4,850,000 shares of its common stock at a price of $9.02 per share. The transactions were entered into concurrently with, and are contingent on the closing of, the Company's previously announced private placement of $150 million aggregate principal amount of 3.25% Contingent Convertible Senior Unsecured Notes due 2024 (the "Notes").

The Company also announced that the initial purchaser in the previously announced private placement of Notes has exercised its option to purchase an additional $25 million aggregate principal amount of Notes.


Ocwen Financial Corporation (NYSE: OCN) is a diversified financial services holding company with headquarters in West Palm Beach, Florida, and a presence in Canada, China, Germany, India, Japan, and Taiwan. Ocwen Financial Corporation is engaged in a variety of businesses related to residential and commercial mortgage servicing, real estate asset management, asset recovery, global outsourcing, and the marketing and sales of technology solutions to third parties. Ocwen Financial Corporation is a global leader in customer service excellence as a result of our company-wide commitment to quality, integrity and accountability. Additional information about Ocwen Financial Corporation is available at www.ocwen.com.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements regarding our intended closing of the common stock repurchase transactions described above and the related offering of contingent convertible senior unsecured notes. Important factors that could cause actual outcomes to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: failure to close the common stock repurchase transactions and the related offering of contingent convertible senior unsecured notes, as well as other factors detailed in OCN's reports and filings with the Securities and Exchange Commission, including its periodic report on Form 10-K for the year ended December 31, 2003. The forward-looking statements speak only as of the date they are made and should not be relied upon. OCN undertakes no obligation to update or revise the forward-looking statements.

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